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                                                                     Exhibit 3.5

                                   CHARTER

                                      OF

                           WESTBOROUGH BANCORP, MHC


                                   ARTICLE I

                                     NAME

            The name of this corporation shall be "Westborough Bancorp, MHC" (the "Corporation") and may be changed from time to time by the Corporators of the Corporation.

                                  ARTICLE II

                                  MAIN OFFICE

            The main office of the Corporation shall be located at 100 E. Main Street, Westborough, Massachusetts, and may be changed from time to time by the Board of Trustees of the Corporation.

                                  ARTICLE III

                                   DURATION

            The duration of the Corporation is perpetual.

                                  ARTICLE IV

                               NATURE AND POWERS

            The Corporation is a mutual holding company organized under Chapter 167H of the Massachusetts General Laws and shall have and may exercise all powers and authority, express and implied, available to it under Chapter 167H, as it may be amended from time to time, and under all other applicable state and federal law. Notwithstanding any other provision contained herein, the Corporation shall have no power to take deposits.

                                   ARTICLE V

                                  CORPORATORS

            The Corporation shall have a Board of Corporators which shall initially consist of those persons who both (a) are serving as Corporators of the Corporation on the date of the reorganization of the Corporation into a mutual holding company in accordance with the provisions of said Chapter 167H and (b) meet the qualifications for the position of Corporator set forth in the
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bylaws of the Corporation. Such initial Corporators shall continue to serve as
Corporators for the balance of the terms to which they were elected prior to the mutual holding company reorganization, subject to the provisions of the bylaws of the Corporation. Corporators shall otherwise be elected as provided in the bylaws of the Corporation.

                                  ARTICLE VI

                                   TRUSTEES

            The Corporation shall have a Board of Trustees which shall initially consist of those persons who both (a) are serving as Trustees of the Corporation on the date of the reorganization of the Corporation into a mutual holding company in accordance with the provisions of said Chapter 167H and (b) meet the qualifications for the position of Trustee set forth in the bylaws of the Corporation. Such initial Trustees shall continue to serve as Trustees for the balance of the terms to which they were elected prior to the mutual holding company reorganization, subject to the provisions of the bylaws of the Corporation. Trustees shall otherwise be elected as provided in the bylaws of the Corporation.

                                  ARTICLE VII

                          LIQUIDATION AND DISSOLUTION

            Section 1.  LIQUIDATION AND DISSOLUTION.

            The Corporation may liquidate its affairs and be dissolved in accordance with the procedures set forth in Chapter 168, Section 33 of the Massachusetts General Laws, as it may be amended from time to time.

            Section 2.  LIQUIDATION RIGHTS.

            All persons who have deposit accounts with any subsidiary bank of the Corporation on the date of the vote of liquidation in accordance with said Chapter 168, Section 33, or such other date, if any, as may be provided in said Section, as said Section may be amended from time to time, shall have the right, upon the liquidation of the Corporation, to receive any proceeds of the Corporation's assets and property which may remain after payment of expenses of settling the Corporation's affairs and satisfaction of all liabilities of the Corporation, as provided in said Chapter 168, Section 33.

            Section 3.  LIMITATIONS.

            Liquidation rights accorded depositors under said Chapter 168,
Section 33 shall relate to the liquidation of the Corporation and not to the liquidation or other disposition of any asset or group of assets owned by the Corporation, including without limitation any stock bank or other subsidiary which may be owned in whole or in part by the Corporation. No depositor of any subsidiary bank of the Corporation shall, as such, have any rights with respect to the Corporation or any of its assets or properties, except (a) liquidation rights with respect to the Corporation provided


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for herein and (b) rights as a creditor with respect to any subsidiary bank of the Corporation in which the depositor has a deposit. No merger, consolidation, disposition or acquisition of assets or liabilities or other similar transaction or business combination to which the Corporation is a party or otherwise involving the Corporation will constitute a liquidation for the purposes of this
Article VII, whether the Corporation is or is not the surviving entity in such transaction or combination. Only a liquidation of the Corporation in accordance with said Chapter 168, Section 33 will constitute a liquidation for the purposes of this Article VII.

                                  ARTICLE VIII

                                INDEMNIFICATION

            The Trustees, officers, and employees of the Corporation shall be indemnified to the extent provided in the bylaws of the Corporation.

                                   ARTICLE IX

                            LIMITATION OF LIABILITY

            The following provision shall be applicable if and when permitted by applicable law: No Trustee of the Corporation shall be personally liable to the Corporation for monetary damages for breach of his fiduciary duty as a Trustee, except for liability (i) for any breach of such Trustee's duty of loyalty to the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or in knowing violation of law, or (iii) for any transaction from which the Trustee derived an improper personal benefit. Any repeal or modification of this Article IX shall not adversely effect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification.

                                   ARTICLE X

                             AMENDMENT OF CHARTER

            This charter may be amended by a two-thirds vote of the Corporators present in person and voting at a duly constituted regular or special meeting of Corporators; provided, however, that the notice for such meeting must state that a purpose of the meeting is to consider and act upon a proposed amendment to the charter and shall include the text of the proposed amendment or a summary thereof.


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